EX-99.j

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Delaware Group® Cash Reserve of our report dated June 9, 2023, relating to the financial statements and financial highlights, which appears in Delaware Investments Ultrashort Fund’s Annual Report on Form N-CSR for the year ended March 31, 2023. We also consent to the references to us under the headings “Financial Highlights” and “Financial Statements” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

July 28, 2023